Exhibit 10.20

CROSSTEX ENERGY GP, LLC
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Crosstex Energy GP, LLC, a Delaware limited liability company (the “Company”), and                         , an individual (“Employee”).

ARTICLE I
Definitions and Interpretations

1.1           Definitions.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms shall have the following respective meanings:

“Accounting Firm” shall have the meaning set forth in Section 3.4(b).

“Base Salary” shall have the meaning set forth in Section 3.1.

“Board” means the Board of Directors of the Company.

“Cause” means any one or more of the following: (i) a material violation by Employee of the Company’s Code of Business Conduct and Ethics or any trading or other policy applicable to employees of the Company (which may include, but is not limited to, matters specifically mentioned below in the definition of Cause); (ii) serious or repeated incidents of misconduct or gross negligence by Employee; (iii) a failure by Employee to perform the duties assigned to him or her that continues following notice from the Company to Employee of such failure; (iv) Employee is formally charged, indicted or convicted of a felony or misdemeanor involving moral turpitude; (v) Employee has engaged in acts or omissions constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance; or (vi) Employee has acted intentionally or in bad faith in a manner that results or could be reasonably expected to result in a material detriment to the assets, business, prospects or reputation of the Company.

[“Change in Control” means any one or more of the following: (i) the acquisition of more than 50% of the currently issued and outstanding equity securities of Crosstex Energy, Inc. (“CEI”) by a person or group of persons acting together in one transaction or a series of transactions and the individuals who constitute the Board of CEI immediately prior to such acquisition cease to constitute at least a majority of such Board within 6 months of that acquisition; or (ii) the Partnership ceases, or all or substantially all of its assets cease, to be owned by an entity (including the Partnership) that is not directly or indirectly controlled or governed by CEI.(ONLY APPLIES TO CEO, COO, GC AND CFO)]

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute or statutes.

Employment Agreement Form (2012)

“Company Group” shall mean the Company, Crosstex Energy, Inc., the Partnership, Crosstex Energy Services, L.P., and their respective affiliates and subsidiaries.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Confidential Information” shall have the meaning set forth in Section 5.1.

“Disability” shall mean a physical or mental condition of Employee that, in the good faith judgment of not less than a majority of the entire membership of the Board (excluding Employee, if Employee is then a member of the Board), (i) prevents Employee from being able to perform the services required under this Agreement, (ii) has continued for a period of at least 180 days during any 12-month period, and (iii) is expected to continue.

“Effective Date” shall mean                             .

“Good Reason” means any one or more of the following: (i) a reduction in Employee’s Base Salary; (ii) a materially adverse change in Employee’s authority, duties or responsibilities; (iii) the Company requires that Employee move his or her principal place of employment to a location that is 30 or more miles from his or her current principal place of employment and the new location is farther from his or her primary residence; or (iv) a material breach of this Agreement by the Company Group.

“Partnership” means Crosstex Energy, L.P., a Delaware limited partnership.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization or any other entity.

“Restricted Period” shall have the meaning set forth in Section 5.2(a).

“Severance Benefit” shall mean a one-time lump sum payment equal to the sum of (A) Employee’s then-current base annual salary, and (B) the Target Bonus for the year that includes the effective date of termination.

“Severance Plan” shall have the meaning set forth in Section 4.1(f).

“Target Bonus” shall mean the bonus payable to the Employee at the target for the year in question as determined annually by the Compensation Committee.

“Total Payment” shall have the meaning set forth in Section 3.4(a).

1.2           Interpretations.

(a)           In this Agreement, unless a clear contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section, means such Article or Section hereof, (iii) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term, and (iv) where any provision of this

Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

(b)           The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II
Employment of Employee

2.1           Employment.  The Company agrees to employ Employee and Employee agrees to be employed by the Company upon the terms and conditions of this Agreement, commencing on the date hereof and continuing until terminated as provided in Section 4.1.

2.2           Position and Duties.  While employed hereunder, Employee shall serve as the “                                “ of the Company and shall have and may exercise all of the powers, functions, duties and responsibilities normally attributable to such position and shall have such additional duties and responsibilities commensurate with such position as may from time to time be reasonably assigned to Employee by the Board or its delegate.  Employee shall observe and comply with all lawful policies, directions and instructions of the Board, which are consistent with the foregoing provisions of this Section 2.2, and shall endeavor to promote the business, reputation and interests of the Company and the other members of the Company Group.

2.3           Devotion of Time.  Employee shall devote substantially all of his or her business time, attention, skill and efforts to the faithful and efficient performance of his or her duties hereunder.  Notwithstanding the foregoing, Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder: (i) service on corporate, civic, religious, educational and/or charitable boards or committees and (ii) management of personal investments.

2.4           Place of Employment.  Employee’s place of employment hereunder shall be at the Company’s principal executive offices in the greater [Dallas], Texas area.

ARTICLE III
Compensation and Benefits

3.1           Compensation; Bonus.  For services rendered by Employee under this Agreement, the Company shall pay to Employee an annual base salary of $          ,000 (the “Base Salary”), payable in accordance with the Company’s payroll practice for its executives as it is earned. The Board shall review the Base Salary at least annually and may adjust the amount of the Base Salary at any time as the Board may deem appropriate in its sole discretion; provided, however, that in no event may the Base Salary be decreased without the prior written consent of Employee.  Employee shall be eligible for annual bonuses and participation in other short-term or long-term incentive plans in a manner that is consistent with the treatment of other executives of the Company in general and as determined at the discretion of the Board.

3.2           Reimbursement of Expenses.  The Company shall reimburse Employee for all ordinary and necessary expenses incurred and paid by Employee in the course of the performance of Employee’s duties pursuant to this Agreement and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements with respect to the manner of approval and reporting of such expenses.  In no event will any such reimbursement which represents taxable income to Employee be made later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee.

3.3           Additional Benefits.  Employee shall be entitled to receive all employee benefits, fringe benefits, vacations and other perquisites that may be offered by the Company to its executives as a group, including participation by Employee and, where applicable, Employee’s dependents, in the various employee benefit plans or programs (including pension plans, profit sharing plans, incentive plans, health plans, life insurance and disability insurance) provided to executives of the Company in general, subject to meeting the eligibility requirements with respect to each of such benefit plans or programs. However, nothing in this Section 3.3 shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described herein.

3.4           Potential Parachute Payment Adjustment.

(a)           If the payments and benefits provided to Employee under this Agreement or under any other agreement with, or plan of, the Company or any person or entity which is a party to a transaction involving the Company or its affiliates (the “Total Payment”) (i) constitute a “parachute payment” as defined in Section 280G of the Code and exceed three times Employee’s “base amount” as defined under Code Section 280G(b)(3), and (ii) would, but for this Section 3.4(a), be subject to the excise tax imposed by Code Section 4999, then Employee’s payments and benefits under this Agreement shall be either (A) paid in full, or (B) reduced and payable only as to the maximum amount which would result in no portion of such payments and benefits being subject to excise tax under Code Section 4999, whichever results in the receipt by Employee on an after-tax basis of the greatest amount of Total Payment (taking into account the applicable federal, state and local income taxes, the excise tax imposed by Code Section 4999 and all other taxes (including any interest and penalties) payable by Employee).  If a reduction of the Total Payment is necessary, cash severance payments provided for herein shall first be reduced (such reduction to be applied first to the payments otherwise scheduled to occur the earliest), and the non-cash severance benefits provided for herein shall thereafter be reduced (such reduction to be applied first to the benefits otherwise scheduled to occur the earliest).  If, as a result of any reduction required by this Section 3.4(a), amounts previously paid to Employee exceed the amount to which Employee is entitled, Employee will promptly return the excess amount to the Company.

(b)           All determinations required to be made under this Section 3.4, including whether reductions are necessary, shall be made by the accounting firm used by the Company and/or the members of the Company Group at the time of such determination (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and to Employee within 15 business days of the receipt of notice from the Company or Employee that there has been a termination of Employee’s employment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

ARTICLE IV

Termination of Employment

4.1           Term and Termination.

(a)           Subject to Section 4.1(b) and Section 4.1(c), the term of this Agreement shall commence as of the Effective Date, and shall continue for a period of                  (    ) years(CEO 3 YRS; COO, GC AND CFO 2 YRS)[; provided, however, on a daily basis, the term of this Agreement shall be automatically extended by one additional day (such that the remaining term of this Agreement shall be one year) until Employee’s employment hereunder shall have terminated pursuant to this Section 4.1 (ALL OTHER SMT MEMBERS)].

(b)           Notwithstanding Section 4.1(a), Employee’s employment shall terminate immediately upon the death, Disability or adjudication of legal incompetence of Employee.

(c)           Notwithstanding Section 4.1(a), (i) the Company may terminate Employee’s employment at any time for Cause or without Cause[(APPLIES ONLY TO CEO) ; provided, however, that in no event shall the Company be entitled to terminate Employee’s employment hereunder unless the Board shall adopt, by the affirmative vote of at least a majority of the entire membership of the Board (excluding Employee, if Employee is then a member of the Board), a resolution authorizing such termination]; and (ii) Employee may terminate his employment at any time for Good Reason or without Good Reason; provided, however,  Employee may not terminate his or her employment for “Good Reason” unless (a) Employee gives the Company written notice of the event within 30 days of the occurrence of the event, (b) the Company fails to remedy the event within 30 days following its receipt of the notice and (c) Employee terminates his or her employment with the Company within 60 days following the Company’s receipt of written notice.

(d)           In the event that (1) the Company elects to terminate Employee’s employment with the Company for Cause or (2) Employee terminates his employment with the Company other than for Good Reason, the Company shall pay or provide to Employee:

(i)        such Base Salary as Employee shall have earned up to the date of termination; and

(ii)       such other fringe benefits normally provided to employees of the Company as Employee shall have earned up to the date of his termination.

(e)           In the event that (1) the Company elects to terminate Employee’s employment with the Company during the term hereof referred to in Section 4.1(a) and such termination is without Cause, (2) Employee’s employment is terminated as a result of the death, Disability, or adjudication of legal incompetence of Employee, or (3) Employee terminates his employment for Good Reason, the Company shall pay to Employee (or the estate of Employee):

(i)        such Base Salary as Employee shall have earned up to the date of termination;

(ii)       any bonuses earned by Employee under any bonus or other incentive plan under which Employee is a participant up to the date of such termination and equal in amount to the unpaid bonus related to any prior year at the amount calculated under the bonus plan for that year plus the higher of the prorated amount projected to be paid for the current year or the prorated Target Bonus for such year;

(iii)      an amount equal to the cost to Employee under COBRA to extend his or her then-current group health plan benefits (i.e., the medical, dental and/or vision benefits as elected by the Employee under the Company’s health plan as of the time of such termination) for 18 months following the effective date of termination, assuming the Employee were to elect such continued coverage for the entire 18-month period;

(iv)      such other fringe benefits (other than any bonus, severance pay benefit, participation in the Company’s 401(k) employee benefit plan, or medical insurance benefit) normally provided to employees of the Company as Employee shall have earned up to the date of termination; and

(v)       the Severance Benefit[ times 2 (CEO ONLY)][; provided, however, if such termination under Section 4.1(e)(1) or Section 4.1(e)(3) above occurs within  one-hundred and twenty (120) days prior to or one (1) year following a Change in Control, the Severance Benefit times [3 (CEO) 2 (COO, GC AND CFO) (OTHERS — NO PROVISION)].

Any amounts payable under this Section 4.1(e) shall be paid to Employee on or before the sixtieth (60th) day after the date of Employee’s termination; provided, however, as a condition to receiving any amounts payable under this Section 4.1(e), Employee (or Employee’s estate, as applicable) will be required to execute and not revoke a general release of claims against the Company (with substantially similar terms to the terms contained in the attached Exhibit B), with such general release becoming effective (and any application revocation period having lapsed) on or before the sixtieth (60th) day after the date of Employee’s termination[(CEO, COO, GC AND CFO ONLY); provided further, in the event a Change in Control follows the date of Employee’s termination by more than sixty (60) days, any additional amounts payable to Employee under Section 4.1(e)(v) as a result of such Change in Control shall be paid within three (3) days of such Change in Control (the general release of claims will remain in effect and not be altered by such additional payment)].

(f)            The amount payable to Employee under Section 4.1(e) is in lieu of, and not in addition to, any severance payment due or to become due to Employee under any separate agreement or contract between Employee and the Company or pursuant to any severance payment plan, program or policy of the Company or any other member of the Company Group (collectively, “Severance Plan”). Any payments or rights related to the vesting of (or lapse of restrictions concerning) restricted equity, options or other benefits granted to Employee pursuant to a long term incentive plan of the Company or member of the Company Group shall not be considered as a part of a Severance Plan.  Any severance amounts received by Employee under a Severance Plan shall be applied as an offset to (reduce or eliminate, as the case may be) any future payments otherwise to be made to Employee under Section 4.1(e); i.e., no additional payments shall be made under Section 4.1(e) until the aggregate amount of the offsets hereunder equals the severance amounts received by Employee under the Severance Plan.

(g)           Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any other contract or agreement with the Company or any other member of the Company Group. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the termination of Employee’s employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided, however, the time period after such termination shall not be credited as continued employment of Employee for any purpose under any such plan, policy, practice or program.

ARTICLE V

Confidential Information and Non-Competition

5.1           Covenant Not to Disclose Confidential Information.  Employee acknowledges that during the course of his employment with the Company he or she has or will have access to and knowledge of certain information and data that the Company or other members of the Company Group consider confidential and that the release of such information or data to unauthorized persons would be extremely detrimental to the Company Group.  As a consequence, Employee hereby agrees and acknowledges that he or she owes a duty to the Company not to disclose, and agrees that, during or after the term of employment, without the prior written consent of the Company, he or she will not communicate, publish or disclose, to any person anywhere or use any Confidential Information (as hereinafter defined) for any purpose other than carrying out his or her duties as contemplated by this Agreement.    Employee will return to the Company all Confidential Information contained in any written or electronic form in Employee’s possession or under Employee’s control whenever the Company shall so request, and in any event will promptly return all Confidential Information contained in any written or electronic form upon the termination of Employee’s employment and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean and may include but is not limited to, financial data and information, performance and operational information, transaction related information, including contract terms and contract related costs, billing data, customer lists and information, information related to prospective customers and business, marketing and sales plans and related information, business and operational plans, projects, developments, studies, strategies, reports, and analyses, business models, practices, procedures and processes, personnel related information, all non-public pricing and related information, including pricing curves, guidelines, models and methodologies, communications plans, non-public governmental related filings, positions and reports; provided, however, “Confidential Information” does not include (i) documents, data or information in the public domain or that are otherwise generally known to the Company Group’s competitors (other than as a result of Employee’s breach of this provision) or in the industry in which the Company Group is engaged or may be engaged in the future, (ii) documents, data or information access to which Employee has obtained subsequent to the Employee’s termination from other parties that, to Employee’s knowledge, do not owe any non-disclosure obligation to the Company Group; (iii) personal know-how of Employee obtained before or during his employment with the Company relating to the industry in which the Company Group is now engaged or may be engaged in the future; and (iv) information required to be disclosed by court order, subpoena or other governmental process.

5.2           Covenant Not to Compete.

(a)       In partial consideration for the Company’s agreement to provide Employee access to Confidential Information and the other benefits provided by this Agreement and in order to protect the Company from unfair loss of goodwill, without Company’s prior written consent or as otherwise provided below, Employee agrees as follows:

(1)             During Employee’s employment with Company he or she will not own an interest in, manage, operate, join, control, lend money or participate in, directly or indirectly, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with any member of the Company Group in any of the following activities: (i) the purchasing, selling, brokering or marketing of natural gas, natural gas liquids, water, crude oil, condensate or any derivative product thereof, including, without limitation, locating buyers and sellers, or negotiating purchase and sales contracts; (ii) the gathering, processing, and/or transporting of natural gas, natural gas liquids, water, crude oil, condensate or any derivative product thereof; or (iii) the conduct of a business enterprise that is in a business segment that contributes 5% or more to the Company’s gross revenue or deploys 5% or more of the Company’s fixed assets; and

(2)             For [12 (CEO)] [6 (ALL OTHERS)] months following the termination of Employee’s employment (the “Restricted Period”), Employee will not own an interest in, manage, operate, join, control, lend money or participate in, directly or indirectly, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with any member of the Company Group in any of the following activities:

(i)             the purchasing, selling, brokering, marketing, gathering, processing or transporting of natural gas, natural gas liquids, water, crude oil, condensate or any derivative product thereof, from any well or other natural gas supply that is located within a 10 mile radius of any pipeline, plant or other facility owned by a member of the Company Group, or that as of the termination date, was dedicated to a member of the Company Group under contract, or that delivered gas or other hydrocarbon into, any plant, equipment or facility owned, leased (as lessee or lessor) or operated by a member of the Company Group, or for which a member of the Company Group is negotiating to purchase, is constructing, or assessing the feasibility of acquiring or constructing as of the termination  date (including, for purposes of application of this provision in the State of Louisiana, activities in those parishes listed on the attached Exhibit A, which Employee agrees may be updated and supplemented from time to time by the Company to reflect all of the parishes within which the Company is doing business); or

(ii)            the selling, brokering or marketing of any natural gas or other hydrocarbon to any end-use customers connected to any plant, equipment or facility owned, leased (as lessee or lessor), operated, or for which a member of the Company Group is negotiating to purchase, or as of the termination date, is constructing or assessing the feasibility of acquiring or constructing.

(iii)           Notwithstanding the above, the restrictions in this Section 5.2(a)(2) shall cease to apply if the Company Group ceases to actively conduct business (disregarding any temporary stoppages) in a specific area or with any specific producers or customers, or abandons its intent to conduct business in an area or with certain producers or customers.

(3)             Notwithstanding the above restrictions, ownership by Employee, as a passive investment, of less than one half of one percent (0.5%) of the outstanding securities of any organization with securities listed on a national securities exchange or publicly traded in the over-the-counter market is not restricted and is not a breach of the prohibitions in this Section 5.2.

(b)           Employee has carefully read and considered the provisions of this Section 5.2 and, having done so, agrees that the restrictions set forth in this Section 5.2 (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company Group and their respective officers, directors, employees, creditors, partners, members and stockholders. Employee understands that the restrictions contained in this Section 5.2 may limit his or her ability to engage in a business similar to the business of any member of the Company Group, but acknowledges that he or she will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restrictions.

(c)           During the Restricted Period, Employee shall not, whether for his or her own account or for the account of any other Person (excluding the members of the Company Group), intentionally (i) solicit, endeavor to entice or induce any employee of any member of the Company Group to terminate his employment with such member or accept employment with anyone else or (ii) interfere in a similar manner with the business of the Company Group.

(d)           It is specifically agreed that the Restricted Period, during which the agreements and covenants of Employee made herein shall be effective, shall be computed by excluding from such computation any time which Employee is in violation of any provision of this Section 5.2.

(e)           In the event that any provision of this Section 5.2 relating to the Restricted Period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the Restricted Period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

5.3           Specific Performance.  Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Employee contained in this Article V, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies that may be available to them, shall be entitled to an injunction, including a mandatory injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto), to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Employee, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, he shall pay to the Company all ascertainable damages, including costs and reasonable attorneys’ fees sustained by the Company or any other member of the Company Group by reason of the breach or threatened breach of said covenants and assurances.  The obligations of Employee and the rights of the Company, its successors and assigns under this Article V and Section 7.7 shall survive the termination of this Agreement.  The covenants and obligations of Employee set forth in this Article V are in addition to and not in lieu of or exclusive of any other obligations and duties of Employee to the Company Group, whether express or implied in fact or in law.

5.4           Clawback.  Employee agrees that in the event that: (a) Employee breaches any term of Section 5.1 or Section 5.2(a); or (b) all or any part or of Section 5.1 or Section 5.2(a) is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and the Company; then, in addition to any other remedies at law or in equity the Company may have available to it, the Company may in its sole discretion:

(a)           Require that Employee repay to the Company, within five business days of receipt of written demand therefor, an amount equal to the amounts paid to Employee pursuant to Section 4.1(e)(ii), Section 4.1(e)(iii), or Section 4.1(e)(v).  This repayment provision shall be net of any taxes withheld on the original payment to Employee; or

(b)           Terminate payments then owing to Employee under this Agreement.

Any claim brought under this Section 5.4 must be made in writing within 4 years from the date of termination or they are waived.

ARTICLE VI
Dodd-Frank Clawback

Employee agrees and acknowledges that any and all compensation Employee receives pursuant to this Agreement shall be subject to clawback by the Company to the extent provided in policies adopted by the Board to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

ARTICLE VII
Miscellaneous

7.1           Satisfaction of Obligations.  The Company shall use its commercially reasonable efforts to obtain from the Partnership, to the extent permitted under all agreements and other documents to which the Company, the Partnership and/or other members of the Company Group are then subject, all funds necessary to satisfy the Company’s obligations to Employee under this Agreement.

7.2           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.3           No Breach.  Employee represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance of Employee’s obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Employee is a party or under which Employee is bound, including without limitation, the breach by Employee of a fiduciary duty to any former employers.

7.4           Entire Agreement; Amendment.  This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and their respective affiliates and contains the entire understanding of the parties hereto and shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto.  Failure of the Company to demand strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of the term, covenant or condition, nor shall any waiver or relinquishment by the Company of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

7.5           Governing Law; Venue.  This Agreement and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance.  Venue for any action or proceeding relating to this Agreement and/or the employment relationship hereunder shall lie exclusively in courts in Dallas County, Texas.

7.6           Notices.  All notices and all other communications provided for in the Agreement shall be in writing and addressed (i) if to the Company, at its principal office address or such other address as it may have designated by written notice to Employee for purposes hereof, directed to the attention of the Board with a copy to the Secretary of the Company and (ii) if to Employee, at his residence address on the records of the Company or to such other address as he may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given when personally delivered or sent by United States registered mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service, with delivery confirmed.

7.7           Assignment.  This Agreement is personal and not assignable by Employee but it may be assigned by the Company without notice to or consent of Employee to, and shall thereafter be binding upon and enforceable by, any member of the Company Group and any person that shall acquire or succeed to substantially all of the business or assets of any member of the Company Group (and such person shall be deemed included in the definition of the “Company” and the “Company Group” for all purposes of this Agreement) but is not otherwise assignable by the Company.

7.8           Tax Withholdings.  The Company shall withhold from all payments hereunder all applicable taxes (federal, state or other) that it is required to withhold therefrom unless Employee has otherwise paid (or made other arrangements satisfactory) to the Company the amount of such taxes.

7.9           Employment with Affiliates.  For purposes of this Agreement, employment with any member of the Company Group shall be deemed to be employment with the Company.

7.10         Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.11         Section 409A.  This Agreement is intended to provide payments that are (i) exempt from, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii) or (ii) compliant with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements, and this Agreement shall be administered, interpreted and construed accordingly.  Notwithstanding any provision of this Agreement to the contrary, the parties agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Code Section 409A(a)(2)(B) shall not be paid or commence until a date following six months after Employee’s termination date, or if earlier, Employee’s death.

7.12         Counterparts.  This Agreement may be executed in or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be duly executed, and Employee has hereunto set his hand, as of the day and year set forth below.

CROSSTEX ENERGY GP, LLC

Barry E. Davis
President and CEO

EMPLOYEE:

Name:

Date:

EXHIBIT A

EXHIBIT B

General Release

This GENERAL RELEASE (the “Release”) is made and entered into as of the            day of                                   ,             , by and between Crosstex Energy Services, L.P. (for itself, its predecessors, successors, subsidiary and affiliated entities, shareholders, officers, directors, executors, administrators, agents, fiduciaries, legal representatives, insurers, employee benefit plans, employee benefit plan fiduciaries, Employees, former Employees, and owners, all individually and in their official capacities), (all together referred to as “Crosstex”) and you,                                              (for yourself, your spouse, agents, predecessors, successors, assigns, heirs, executors, beneficiaries, administrators, and legal representatives) (“Employee”).  Employee and Crosstex are collectively referred to herein as the “Parties.”

WHEREAS, the Parties have entered into that certain Employment Agreement, dated                (the “Employment Agreement”), which provides for certain benefits and severance payments in connection with the termination of Employee;

WHEREAS, Employee’s employment has been involuntarily terminated or Employee has voluntarily terminated his or her employment for “Good Reason” (as such term is defined in the Employment Agreement); and

WHEREAS, the Parties desire to provide for an orderly termination of the employment relationship and to settle fully and finally all differences between them and any and all claims and causes of action of any kind whatsoever which Employee has or may have against Crosstex as of the date of this Release.

NOW THEREFORE, in consideration of the amounts to be paid under the Employment Agreement, this Release and the mutual promises, covenants and agreements set forth below, and in full compromise, release and settlement, accord and satisfaction, and discharge of all claims or causes of action, known or unknown, possessed by or belonging to the Employee, the Parties knowingly and voluntarily acknowledge, agree to and do represent and warrant the following:

1.             Employee hereby RELEASES, ACQUITS, AND FOREVER DISCHARGES Crosstex from any and all claims, demands, suits, damages, losses, wrongs, actions, causes of action, or suits in equity or otherwise of any kind or nature whatsoever, including, but not limited to, any claims relating to or arising from Employee’s employment and termination of employment with Crosstex and any act that has occurred on or before the date of this Release.  This Release shall be construed as broadly as possible and shall include without limitation any (a) contractual or other claims of employment or payment Employee may have, if any; (b) claims, if any, arising out of or in connection with the initiation, termination or existence of Employee’s employment relationship with Crosstex or any service performed on behalf of Crosstex; (c) claims, if any, regarding accrued vacation, bonuses, commissions, perquisites, insurance, severance, or any other form of benefits attributable to or arising in connection with Employee’s employment with Crosstex; and (d) claims, if any, arising under the Title VII of the Civil Rights Act of 1964; 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act, as amended, 29 U.S.C. § 623 et seq.; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; any other federal, state or local civil or human rights law or other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for damages, costs, fees, or expenses including attorneys’ fees incurred in these matters.

2.             Employee specifically acknowledges and understands that, by executing this Release, Employee is waiving any and all rights or claims that the Employee may have arising out of his or her separation from Crosstex, including, but not limited to any claims, actions or causes of action regarding the Employee’s alleged wrongful termination by Crosstex or discriminatory treatment by Crosstex.

3.             Notwithstanding the foregoing or any other provision contained herein, this Release shall not alter or reduce [(i)] any rights, benefits or indemnification that Employee may be entitled to receive, and Employee expressly does not waive any such rights, benefits or indemnification, in connection with or pursuant to that certain Indemnity Agreement by and between Employee and Crosstex dated                       , or any provision of any Crosstex entity’s formation documents or policies under which Employee is provided indemnity by any member of Crosstex related to Employee’s service as an officer or director of Crosstex or an entity related to Crosstex[(CEO, COO, GC AND CFO ONLY), or (ii) any right to receive additional payments related to a Change in Control as provided in Section 4.1(e)(v) of the Employment Agreement].

4.             Upon receipt of this fully executed Release, and subject to all other terms and conditions set forth in this Release, Crosstex will pay to Employee the benefits and other consideration set forth in the Employment Agreement as provided therein.  Employee specifically acknowledges and understands that he or she would not receive the monies and benefits specified in the Employment Agreement except for his or her execution of this Release and the fulfillment of the promises in this Release.

5.             Employee relinquishes any right to payment or benefits pursuant to any other oral or written agreement or understanding between Employee and Crosstex.  Employee further agrees that if Employee receives any payment in excess of the amount to which he or she is entitled under the terms and conditions of this Release and the Employment Agreement, Employee will reimburse Crosstex for any such over-payment, plus any attorney’s fees, costs of court, or other costs or expenses of collection.

6.             Employee shall be solely responsible for all taxes for payments Employee receives, and Employee will indemnify and defend Crosstex in connection with any tax liability for the payments.  Employee specifically acknowledges, warrants and represents that Crosstex has made no representations to Employee concerning the taxable status of the payments made under this Release or the Employment Agreement.

7.             Employee agrees that the existence and all terms of this Release and the benefits paid pursuant to this Release shall be kept strictly confidential, except that this Release shall not prohibit disclosure to Employee’s spouse, to financial institutions as part of a financial statement, to Employee’s immediate family members and/or heirs, to Employee’s financial, tax and legal advisors, or as required by law or by any compulsory judicial or administrative process; in the event confirmation of any such information is requested, the request should be directed to the Director of Human Resources of Crosstex by Employee.

8.             Employee agrees that he or she has returned, or will return immediately any property owned by Crosstex.

9.             Employee agrees not to make any disparaging remarks that could reasonably be anticipated to cause damage to the business or business opportunities, affairs, reputation and goodwill of, or otherwise negatively reflect upon, Crosstex.  In agreeing not to make disparaging statements regarding Crosstex, Employee acknowledges that he or she is making a knowing, voluntary and intelligent waiver of any and all rights he or she may have to make disparaging comments about Crosstex including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.             [initialed]

10.           Employee acknowledges and agrees that in the event of a breach by Employee of any provision of this Release:  (a) Crosstex will be irreparably damaged and will have no adequate remedy at law, and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining any further breach of this Release; and (b) Employee will indemnify and hold Crosstex harmless from and against any and all damages or loss incurred by Crosstex (including attorney’s fees and expenses) as a result of such breach except as otherwise provided under the ADEA or the Older Worker Benefit Protection Act.

11.           Nothing contained herein shall be construed as an admission of liability by Crosstex, any such liability being expressly denied.

12.           In the event Crosstex receives an employment-related inquiry concerning Employee, such individuals will be informed that all inquiries should be directed in writing to the corporate headquarters of Crosstex, and upon receipt, said corporate headquarters will advise all inquiring prospective employers that it is the corporate policy of Crosstex to release only the beginning dates of employment, ending dates of employment and positions held.

13.           This release includes and supersedes any and all oral understandings, statements, promises or inducements that are related to the terms of this Release This Release cannot be changed orally and any changes or amendments must be signed by all Parties affected by the change or amendment.

14.           If any section, paragraph, sentence, clause, or phrase contained in this Release shall become illegal, null, or void, or shall be found to be against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null, or void, or found to be against public policy, the remaining sections, paragraphs, sentences, clauses, or phrases contained in this Release shall not be affected thereby.

15.           One or more waivers of a breach of any provision hereunder by any Party to this Release shall not be deemed to be a waiver of any proceeding or subsequent breach hereunder.

16.           Employee hereby acknowledges and expressly warrants and represents for himself or herself, his or her predecessors, successors, assigns, heirs, executors, administrators and legal representatives that he or she (a) is legally competent and authorized to execute this Release, (b) has not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, or claim that the Employee may have by reason of any matter described in this Release, and (c) has the full right and authority to enter into this Release.

17.           By executing this Release, Employee acknowledges that (a) Employee has been offered at least 21 days to consider the terms of this Release, (b) Crosstex advised Employee to consult with an attorney regarding the terms of the Release, and that he or she has consulted with, or has had sufficient opportunity to consult with, an attorney of his or her own choosing regarding the terms of the Release, (c) Employee has read this Release and fully understands its terms and their import, (d) except as provided by this Release, Employee has no contractual right or claim to any or all of the benefits described herein, and that the consideration provided for herein is good and valuable and of a kind to which Employee was not otherwise entitled, (e) Employee is entering into this Release voluntarily, of his or her own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever, and (f) Employee hereby acknowledges that he or she has received from Crosstex the informational disclosure attached here to as [Exhibit A].

[xxxxxxxxxxx]

Employment Separation Certificate

Waiver of 21 day Review Period

I entered into a Release with Crosstex dated                 .  I hereby acknowledge that:

(1) A blank copy of this Employment Separation Certificate was attached to the Release when it was given to me for review. I have had more time to consider signing this Certificate than the ample time I was given to consider signing the Release. I understand that I did not have to wait the entire 21-day period to sign this release.

(2) I may revoke this Certificate within 7 days after I sign it. I was advised to discuss the Release, including this Certificate, with an attorney before executing either document.

(3) The Payment payable under the Release becomes payable only if I sign this Certificate and do not revoke it within 7 days after I sign it.

(4) In exchange for my Payment payable under the Release, I hereby agree that this Certificate will be a part of my Release and that my Release is to be construed and applied as if I signed it on the day I signed this Certificate. This extends my release of Claims to any Claims that arose during the remainder of my employment through the date my employment ended.

(5) I understand that I have at least 21 days to consider and execute this Release.  After careful consideration and/or consultation with counsel, however, I have freely and voluntarily elected to execute the Release before expiration of the 21 day period.

Date
Employee Signature

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